Exhibit 10.17

RESTRICTED STOCK UNIT AGREEMENT

THIS RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”) is made as of this 1st day of March, 2015, between AMERICAN NATIONAL INSURANCE COMPANY, a Texas insurance company (the “Company”), and «fullname» (the “Recipient”).

1.        Award. Pursuant to the AMERICAN NATIONAL INSURANCE COMPANY 1999 STOCK AND INCENTIVE PLAN (as amended, the “Plan”), as of the date of this Agreement and upon execution of this Agreement, seven hundred fifty (750) restricted stock units (“Restricted Stock Units”) shall be issued to the Recipient as hereinafter provided subject to certain restrictions thereon. The Recipient hereby: (i) accepts the Restricted Stock Units, subject to the terms and conditions of this Agreement; and (ii) acknowledges receipt of a copy of the Plan and agrees that this award of Restricted Stock Units shall be subject to all of the terms and provisions of the Plan, including future amendments thereto, if any, pursuant to the terms thereof.

2.        Vesting and Settlement.

(a)        Vesting by Required Service. Provided that the Recipient serves continuously as a director or advisory director of the Company until such date, the Restricted Stock Units shall become vested (then, “Vested RSUs”) in accordance with following schedule (“Required Service”):

Date of Lapse	Number of Restricted Stock Units
March 1, 2016	250
March 1, 2017	250
March 1, 2018	250

(b)        Vesting by Retirement, Death or Disability. Notwithstanding anything to the contrary in Section 2(a), if Recipient has served continuously as a director or advisory director of the Company until such date, any Restricted Stock Units which had not previously vested shall become vested on the first to occur of Retirement, Death or Disability, each as defined below:

(i)	“Retirement” shall occur on the effective date of the Recipient’s retirement as a director or advisory director of the Company at or after attaining the age of 65.

(ii)	“Death” shall be the date of the Recipient’s death.

(iii)	“Disability” shall be the date the Company determines, in good faith, that, by reason of a physical or mental condition which has existed for thirty days or more, the Recipient is no longer able to perform the material duties of a director or an advisory director of the Company.

(c)        Beneficiary upon Death. Notwithstanding anything to the contrary contained in any will or testament previously or in the future executed by Recipient, Recipient hereby designates the person listed in Section 11 below as the beneficiary of any Restricted Stock Units vesting upon Recipient’s Death.

Such beneficiary designation may be revoked or modified by written notice of Recipient to the Company. If all of the beneficiary blanks below are not completed, Recipient’s estate will be the beneficiary in the event of Recipient’s death.

Any references to “Recipient” herein shall in the event of Recipient’s death mean the beneficiary as provided in this Section 2(c).

(d)        Settlement of Vested RSUs.

(i)	Any Restricted Stock Units that become Vested RSUs shall be settled as soon as administratively practicable after the date such Restricted Stock Units become Vested RSUs. Subject to the provisions of Sections 2(d)(ii) and (iii) below, Restricted Stock Units shall be settled by the Company by delivering a number of shares (“Shares”) of the Company’s common stock, par value $1.00 per share, to the Recipient equal to the number of Vested RSUs. The Company may issue the Shares either in certificated or uncertificated form registered in the name of the Recipient. Delivery of the Shares may be made to the Recipient in person at the Company’s home office or to the Recipient’s last address reflected in the records of the Company. Neither the Recipient nor any of the Recipient’s successors, heirs, assigns or personal representatives shall have any further rights or interests in the Vested RSUs which are settled in accordance with this Section 2(d). Notwithstanding anything herein to the contrary, the Company has no obligation to deliver any Shares if counsel to the Company determines that such delivery would violate any applicable law or any rule or regulation of any governmental authority or any rule or regulation of, or agreement of the Company with, any securities exchange or association upon which the Company’s common stock is listed or quoted. The Company shall in no event be obligated to take any affirmative action to comply with any such law, rule, regulation or agreement in order to cause the delivery of Shares.

(ii)	Recipient may elect to have all or a specified portion of the Vested RSUs settled and converted to cash by completing, signing and delivering to the Company a “Settlement Option Notice,” as described herein, in the manner and by the deadline prescribed by the Settlement Option Notice. The Company shall provide Recipient a Settlement Option Notice prior to the settlement of any Vested RSUs. The Settlement Option Notice will provide options for Recipient to elect to receive all or certain portions specified in the Settlement Option Notice of the Vested RSUs in cash. Vested RSUs converted to cash as described in this Section 2(d) will be converted at Fair Market Value, as defined in the Plan, on the date on which the Restricted Stock Units vest.

(iii)	Unless the Recipient provides otherwise in the Settlement Option Notice, the Company shall withhold all federal taxes, and may withhold any state, local and other taxes, applicable to the vesting and settlement of Vested RSUs at the time of such settlement. Such withholding shall be at rates required by and otherwise in accordance with applicable laws and regulations. Unless Recipient provides otherwise in the Settlement Option Notice, the Company shall obtain the cash necessary for such withholding by reducing the number of Vested RSUs settled and converting to cash those Vested RSUs which remain unsettled. If the Company’s calculation of the number of Vested RSUs necessary to satisfy the tax withholding obligations results in a fractional number of Vested RSUs, the number of Shares to be issued shall be rounded down to the nearest whole number and the number of Vested RSUs to be used to provide cash for the withholding taxes shall be rounded up to the nearest whole number.

3.        Restrictions on and Limitations of Restricted Stock Units.

(a)        Restrictions on Transfer. Except for Restricted Stock Units which transfer to Recipient’s beneficiary upon Recipient’s death, the Restricted Stock Units, whether or not vested, may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of.

(b)        Forfeiture of Restricted Stock Units. In the event the Recipient’s service as a director or an advisory director of the Company terminates for any reason, other than Retirement, Death or Disability, the Recipient shall, for no consideration, forfeit all Restricted Stock Units which were not vested on such date.

(c)        Rights Associated With Units. Unless and until settled pursuant to this Agreement, the Restricted Stock Units do not confer any dividend rights, voting rights or any other rights as a shareholder of the Company. The Restricted Stock Units shall be evidenced only by the books of the Company, and no certificate shall be issued in respect thereof.

(d)        Corporate Acts. The existence of the Restricted Stock Units shall not affect in any way the right or power of the Company to make or authorize any adjustment,

recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of debt or equity securities, the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding. The prohibitions of Section 3(a) hereof shall not apply to the transfer of Restricted Stock Units pursuant to a plan of reorganization of the Company, but the stock, securities or other property received in exchange therefor shall also become subject to the restrictions and provisions applicable to the original Restricted Stock Units for all purposes of this Agreement.

4.        Securities Regulation. The Shares may not be sold or otherwise disposed of in any manner that would constitute a violation of any applicable federal or state securities laws.

5.        Service Relationship. For purposes of this Agreement, the Recipient shall be considered to be a director or an advisory director of the Company as long as the Recipient remains a director or an advisory director of the Company or any successor corporation. Any question as to whether and when there has been a termination of such service, and the cause of such termination, shall be determined by the Company, and its determination shall be final.

6.        Notices. Any notices or other communications provided for in this Agreement shall be sufficient if in writing and if made in accordance with any form, content and timing requirements provided herein. In the case of the Recipient, such notices or communications shall be effectively delivered if hand delivered to the Recipient at his principal place of employment or if sent by registered or certified mail to the Recipient at the last address he has filed with the Company. In the case of the Company, such notices or communications shall be effectively delivered if sent by registered or certified mail to the Company at its principal executive offices.

7.        Construction and Administration. The Board of Directors of the Company has the power to construe the Plan and this Agreement and to prescribe such rules and regulations relating thereto as it may deem advisable. The Board of Directors of the Company also has the authority, in the exercise of its sole and exclusive discretion, to correct any defect or supply any omission or reconcile any inconsistency in this Agreement or in the Plan in the manner and to the extent it shall deem appropriate. The determinations and actions of the Board of Directors shall be conclusive.

8.        Plan Summary & Prospectus. The Recipient acknowledges receipt of a Plan Summary & Prospectus. The Recipient agrees that the Company shall have the right, from time to time, to revise and amend the Plan Summary & Prospectus in the Company’s sole and absolute discretion.

9.        Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under the Recipient.

10.        Controlling Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas.

11. Beneficiary Designation. The following person is hereby designated as “beneficiary” pursuant to Section 2(c) above:

Beneficiary
Street Address
City
State
Zip

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and the Recipient has executed this Agreement, all as of the date first above written.

AMERICAN NATIONAL INSURANCE COMPANY

By:
James E. Pozzi
President, Chief Operating Officer

«signaturename», Recipient